Exhibit 99.1

Contact: Whirlpool Corporation
Media: 269-923-7405
Media@Whirlpool.com

Whirlpool Corporation Welcomes Rudy Wilson to Board of Directors

BENTON HARBOR, Mich., Aug. 14, 2023 — The Whirlpool Corporation board of directors has appointed Rudy Wilson, president of global consumer brands at SC Johnson, to the board, effective August 14, 2023. Wilson will serve on the audit committee and the finance committee.

Wilson, 48, was named president of global consumer brands at SC Johnson in 2021, after serving as chief marketing officer for the consumer brands division and as a regional senior vice president. Previously, Wilson held brand, marketing and general management roles at AT&T Corporation and PepsiCo, Inc.

Wilson graduated with a bachelor’s degree in Business Administration from Arizona State University and a masters in business administration from the University of Michigan.

“Rudy Wilson’s experience as a leader in marketing consumer products makes him an excellent addition to our board,” said Marc Bitzer, chairman and CEO of Whirlpool Corporation. “We know his experience nurturing successful brands will allow him to bring a valuable perspective to both our board of directors and Whirlpool Corporation.”

About Whirlpool Corporation

Whirlpool Corporation (NYSE: WHR) is committed to being the best global kitchen and laundry company, in constant pursuit of improving life at home. In an increasingly digital world, the company is driving purposeful innovation to meet the evolving needs of consumers through its iconic brand portfolio, including Whirlpool, KitchenAid, Maytag, Consul, Brastemp, Amana, Bauknecht, JennAir, Indesit, Yummly and InSinkErator. In 2022, the company reported approximately $20 billion in annual sales, 61,000 employees and 56 manufacturing and technology research centers. Additional information about the company can be found at WhirlpoolCorp.com.